Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Enzo Biochem, Inc. and subsidiaries (the "Company") on Form S-8 (File Nos. 333-87153, 333-89308, 333-123712, 333-172127, and 333-197028) and on Form S-3 (File No. 333-190321) of our reports dated October 9, 2014 on our audits of the consolidated financial statements and financial statement schedules as of July 31, 2014 and 2013 and for each of the years in the two-year period ended, and the effectiveness of the Company's internal control over financial reporting as of July 31, 2014, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

New York, New York

October 9, 2014